Saia Inc. – Saia – Earnings Conference Call Transcript – 10/29/2026 10:00 AM ET

Company Participants

Bill Kain - Senior Director of Investor Relations

Matt Batteh - Executive Vice President & Chief Financial Officer

Fritz Holzgrefe – President & Chief Executive Officer

Conference Call Participants

Scott Group - Wolfe Research

Jordan Alliger - Goldman Sachs

Stephanie Moore - Jefferies

Chris Wetherbee - Wells Fargo

Ken Hoexter - Bank of America

Richa Harnain - Deutsche Bank

Tom Wadewitz - UBS

Brian Ossenbeck - JP Morgan

David Vernon - Bernstein

Eric Morgan - Barclays

Bascome Majors - Stephens

Ravi Shanker - Morgan Stanley

Ari Rosa - Citigroup

Operator

Good morning and welcome to the Saia, Inc. Third Quarter 2026 Earnings Conference call.

[Operator Instructions]

I would now like to turn the conference over to Bill Kain, Senior Director of Investor Relations. Please go ahead.

Bill Kain

Thank you, Gary. Good morning, everyone. Welcome to Saia's Third Quarter 2026 Conference call. With me for today's call is Saia's President and Chief Executive Officer, Fritz Holzgrefe and Saia's Executive Vice President and Chief Financial Officer, Matt Batteh.

Before we begin, you should know that during this call, we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, and all other statements that might be made on this call that are not historical facts, are subject to a number of risks and uncertainties, and actual results may differ materially. We refer you to our press release and our SEC filings for more information on the exact risk factors that could cause actual results to differ.

Also, in the third quarter of 2025, we recorded $14.5 million in net operating expense reduction from a gain on real estate disposal and impairment of real estate. When we discuss adjusted operating expenses, adjusted operating income, adjusted operating ratio or adjusted diluted earnings per share for the third quarter of 2025 in our comments, we are referring to our adjusted results that exclude the gain from that real estate sale and impairment on that property. See our press release announcing third quarter results for a reconciliation of these and other non-GAAP financial measures. That press release is available on the Financial Releases page of Saia's Investor Relations website.

I will turn the call over to Fritz for some opening comments.

Fritz Holzgrefe

Thanks, Bill. Good morning, everyone, thank you for joining us.

We're pleased with our solid third quarter performance, which included record top line revenue and tonnage. Our results demonstrate that prudent investments in our network, people, equipment and technology are strengthening our customer value proposition and further positioning Saia to deliver sustained, profitable growth and long-term value for stockholders.

Third quarter revenue increased 17.0% to a record of approximately $982 million, supported by 8.9% tonnage growth, 0.8% shipment growth, and a 5.8% increase in revenue per shipment, excluding fuel surcharge. These results reflect broad-based business momentum and the continued execution of our pricing and mix optimization strategy. Operating income increased to $122.3 million, or 17.5% from Q3 2025 adjusted operating income.

From a profitability perspective, we've delivered strong operating discipline through execution in both our legacy and ramping terminals. Our operating ratio was 87.6%, consistent with the prior year adjusted result and significantly better than the typical seasonal trends. Notably, we maintained a sequential operating ratio within 70 basis points of the second quarter, despite the historical pattern of approximately 150 to 200 basis points of deterioration from the second quarter to the third quarter, reflecting our continued focus on pricing, productivity, cost management and operational execution.

These results reflect continued execution of our long-term strategy to build a leading national LTL carrier by expanding network reach and density, scaling the fleet and increasing our addressable market, leveraging technology and optimizing efficiency, all while delivering superior service and converting scale and customer value into profitable growth and higher returns.

As part of that strategy, we've made continuous investments across our network to strengthen the business. Since the beginning of 2022, we've added 45 terminals and relocated or expanded more than 25 others. Those investments have increased our operational door count by approximately 32%, and tractor and trailer capacity by more than 35%. As our network continues to mature and density builds, we are better positioned to create more solutions for existing customers, attract new customers and further improve network efficiency.

Today, Saia is serving customers with a national solution. Our expanded footprint, combined with technology investments and network optimization, has improved efficiency, reduced freight handling and enhanced service levels across the network. In June, we introduced our REV initiative, which marked another step toward improving customer experience through faster transit times, expanded capabilities and greater shipment visibility. Among other improvements, REV improved transit times in more than 2,000 lanes across our network. While implementation remains in an early stage, the results of the initial phase of the REV initiative are encouraging, with lanes benefiting from improved transit times experiencing outsized volume growth.

As we continue to gain traction with both new and existing customers, density continues to build across our national network. In Q3, handling, or touches, improved 1.3% compared to the second quarter and improved over 2% compared to the third quarter last year. Our operational improvements continue to be supported by our investments in optimization technology, which help drive efficiencies as our network scales.

Our pricing and mix management efforts continue to gain traction as our broader network strengthens the value we provide to customers. In a changing freight environment, shippers value reliable service, and our expanded network allows us to serve more of their needs. We continue to see improvements across several key service metrics. Our cargo claims ratio was a company record 0.3% in the quarter, improving more than 40% from the third quarter of last year. Consistent execution on service and claims supported a 10.8% contractual renewal rate in the third quarter. Our network investments have continued to move us closer to the customer, with over 60% of zip codes now within a 50 mile radius of a Saia terminal, which compares to about 35% in 2017. Our proximity to the customers supports our ability to exceed their expectations, which is represented by our internal net promoter score improving 15% compared to the third quarter of 2025.

Those improvements reflect better scheduling, pickup reliability, delivery quality and effective problem resolution. Our network investments are translating into tangible results, helping us meet customers' evolving needs while supporting market share gains and improved service. The operating benefits of these investments, together with the scale of our network, are contributing to strong free cash flow generation. We believe we are just beginning to see the benefits of our investments as the network matures and density builds. Year to date, we have generated more than $240 million in free cash flow and ended the quarter with over $200 million of cash on hand.

With a stronger network and operating platform in place, we are well positioned to continue strengthening Saia's position as a leading national LTL carrier while improving profitability and delivering returns on our investments.

As part of our ongoing capital allocation strategy, we are pleased to announce that our Board has authorized the repurchase of up to $250 million of Saia common stock. This new authorization provides an additional means of returning capital to stockholders when repurchases represent an attractive use of capital, subject to market conditions and our other investment priorities. With the majority of the foundational network buildout behind us, capital expenditures are beginning to moderate relative to the recent investment cycle. That transition, together with stronger free cash flow and low leverage, provides flexibility to continue funding high-return growth investments while repurchasing shares when valuation and market conditions make doing so attractive.

Reinvesting in the business to support long-term growth and maintaining a strong balance sheet remain our priorities. Through disciplined execution over the past several years, we have created significant financial flexibility. That flexibility allows us to continue to invest in the opportunities ahead while returning excess capital to stockholders when appropriate.

As part of our long-term strategy to support sustained performance for stockholders, we continue to strengthen the Board's composition and oversight. Earlier today, we announced the appointment of Todd Fowler as an independent director. Todd brings extensive expertise in transportation, logistics, supply chain, technology and capital markets, and we are pleased to welcome him to our Board.

Before I hand it over to Matt for more details on the quarter, I would like to highlight that we remain focused on disciplined execution while navigating a mixed freight environment. We are improving service, deepening customer relationships, and converting the scale of our network into greater density, utilization and profitability. These actions position us to deliver profitable growth and stronger returns over time while preserving additional operating leverage as freight conditions improve. Matt?

Matt Batteh

Thanks, Fritz. Third quarter revenue increased 17.0% to $982.5 million. Shipments per workday increased 0.8%, tonnage per workday increased 8.9%, and average length of haul decreased 1.0% to 885 miles, all compared to the third quarter of 2025.

Revenue per shipment, excluding fuel surcharge, increased 5.8% year over year and 2.7% sequentially from the second quarter. Fuel surcharge revenue represented 22.5% of total revenue compared with 15.2% a year ago. Including fuel surcharge, revenue per shipment increased 16.1%.

Weight per shipment increased 8.1% year over year and 1.2% sequentially from the second quarter, reflecting our continued efforts around mix optimization. As a reminder, higher weight per shipment typically reduces yield. As a result, yield excluding fuel surcharge declined 2.2% compared with the third quarter of 2025, while yield including fuel surcharge increased 7.4%. Importantly, yield excluding fuel surcharge increased 1.5% sequentially from the second quarter despite the increase in weight per shipment.

We continue to see progress across recently opened terminals. Compared to the third quarter of 2025, the operating ratio in terminals opened in 2023 and 2024 improved by 40 basis points, while operating income from these terminals improved 22%. Notably, these terminals' revenue per shipment, excluding fuel surcharge, improved year over year at a higher pace than our legacy terminals. We are pleased with the continued improvement across these facilities. While they remain early in their ramp towards greater scale and density, they are already delivering tangible results, including enhancing our ability to provide better service to customers.

Turning to expenses. Salaries, wages and benefits increased $46.7 million, or 11.6% compared to the third quarter of 2025. The increase primarily reflected wage increases and higher compensation associated with improved company performance. Total headcount increased 0.4% year over year, while headcount excluding linehaul drivers decreased 0.6%. Removing the impacts from the five terminals opened in the second quarter, headcount is down 0.5% compared to the third quarter last year. Group health insurance costs also increased $2.3 million from the third quarter last year, reflecting the continued impact of the inflationary cost of claims.

Truck and rail purchased transportation miles represented 15.7% of total linehaul miles compared to 12.0% a year ago. Compared to [Q3] 2025, our usage of rail as a percent of purchased transportation increased, now representing nearly 39% of our total purchased transportation miles. Our usage of rail remains cost advantaged on a per mile basis, and we will continue to leverage our growing scale and technology investments to optimize our network. Across the entire purchased transportation spend, the underlying rate per mile, excluding fuel surcharge, increased about 4% compared to the third quarter of 2025.

Fuel expense increased 55.2% compared to the prior year, reflecting a 48.1% year-over-year increase in the national average diesel price. Company linehaul miles increased 2.4%.

Claims and insurance expense decreased 10.0% year-over-year, reflecting a decline in preventable accidents and favorable claims experience.

Depreciation expense was $64.1 million, essentially flat with the prior year. Higher depreciation from ongoing investments in revenue equipment, real estate and technology was offset by owned assets becoming fully depreciated during the year.

Total operating expenses increased 16.9% compared with the adjusted operating expenses in the third quarter last year. With revenue growth of 17.0%, our operating ratio was 87.6%, unchanged from the adjusted operating ratio in the third quarter of 2025.

Third quarter tax rate was 24.7%, compared to 24.8% in the third quarter last year. Diluted earnings per share were $3.41, up 21.4% from adjusted diluted earnings per share of $2.81 in the third quarter of 2025.

We ended the quarter with $203 million of cash on hand and $100.0 million of total debt outstanding.

I will now turn the call back to Fritz for some closing comments.

Fritz Holzgrefe

Thanks, Matt. As we begin the fourth quarter, the momentum exiting September gives us confidence in the business while we remain focused on navigating the broader freight environment. I am proud of our team's continued focus on servicing our customers through daily execution and pleased with the progress we are seeing across the business.

We are seeing stronger service performance, including a company record low cargo claims ratio, improved on-time delivery and continued progress in customer satisfaction. The early results from the REV initiative also reinforce the opportunity to use faster transit times and greater visibility to serve more customers and build density across the network.

Our broader network is improving our ability to support existing customers, attract new customers and compete nationally. As the network matures, we remain focused on pricing and mix optimization, productivity, utilization and cost discipline. These priorities are helping us convert national scale into stronger operating performance while preserving additional opportunity as freight conditions improve.

We also remain committed to executing our disciplined capital allocation approach. There are significant opportunities ahead, and reinvesting in the business and maintaining a strong balance sheet remain our top priorities, while a newly authorized share repurchase program provides additional flexibility to return excess capital to stockholders.

We have strengthened the business, improved our operating platform, and created a clear path for further growth. While there's still work ahead, we continue to focus on the factors within our control and executing consistently for our customers, employees and stockholders.

With that said, we are now ready to open the line for questions, operator.

Operator

[Operator Instructions]

Our first question today is from Scott Group with Wolfe Research. Please go ahead.

Scott Group

Thanks. Good morning, guys. Can we just start with the tonnage update and then I know you always give the color on Q4 OR.

Matt Batteh

Sure. Hey Scott, to your question, I will go ahead and give the full slate of the months. I know the mid-quarter update was out there, but just to recap, for July, shipments per day were up 0.8%, tonnage per day was up 7.8%. In August, shipments per day were up 1.1%, tonnage per day was up 8.7%. In September, shipments per day were up 0.4%, and tonnage per day up 10.3%.

If I look at where we are month to date of October, still a few days left obviously, shipments are up about 2% year-over-year. Tonnage is up about 10% year-over-year, which is in line with seasonal expectations.

When I think about the OR, typically what you would see in history from Q3 to Q4 sequentially is an increase of about 250 to 300 basis points. Based on what we are seeing so far, with October trending seasonally, we feel like we can keep that in the 200 basis points or so range, which would represent OR improvement year-over-year of over 200 basis points.

We feel good about where that is tracking right now, but obviously a long way to go. But we feel pretty good about being able to outperform what we typically see on the Q3 to Q4 sequential.

Scott Group

Okay. That is helpful. Then I know you do not tend to give lots of mid-quarter update color on yields and pricing, but I think pricing trajectory is pretty important right now, so maybe some color you can give on what you are seeing and what you are expecting on yield trends for Q4.

Matt Batteh

Sure. We put a GRI in place in July, as you know, and we continue to see great results from that. Obviously, there is always a lot of business that moves around in the early stages of that, but when I look at our take on the rate on that, over the past couple of years and even this year that has gotten even better, which in our view is directly correlated to the ability to service more customers and do things for them in different lanes. The REV initiative that Fritz talked about is certainly part of that.

We implemented the GRI last year in October, so you lapped that at this point, but we have been working hard on pricing mix optimization. I think you see that in our weight per shipment trends. We are very focused on driving rate and finding the customers that value the service that we provide, so we are pleased with the progress, but we have got to keep pushing on that.

Fritz Holzgrefe

We were pleased with what we've seen in Q3. I should point out that the LA region, which historically has been a really important region for us, is kind of bouncing around. We haven't seen that recover yet. So that 5.8% revenue per shipment improvement includes headwind from that region, not being where we'd like it to be. So, we're particularly pleased with what we saw in the third quarter.

Scott Group

I guess what I'm trying to figure out is like revenue per shipment up 5.8% in Q3, yields down 2.2%. Do you think that we see sequential improvement on those metrics in Q4? Do we stay static, take a step back? Any directional thoughts?

Matt Batteh

No, sequential increase is certainly our approach. We've got to keep driving that forward. The year-over-year number, Scott, that you're talking through on the yield side certainly has the impact from that heavier weighted shipment. Even with heavier weighted shipments Q2 to Q3, yield was still up. So that gives a view of the core pricing approach, the metrics in there. But no, we expect to continue to drive that improvement sequentially. We're critically focused on it.

Scott Group

Okay. All right. Thank you, guys.

Operator

The next question is from Jordan Alliger with Goldman Sachs. Please go ahead.

Jordan Alliger

Good morning. It was good color on the new terminals. I am just curious, can you talk a little bit more color around the density fill that you are experiencing on those new terminals? I am assuming it is probably accelerating, given you are seeing that year-over-year OR improvement and good EBIT lift off, so can you maybe talk a little about some key metrics or so to ascertain perhaps has that excess capacity been diminishing? How much versus let’s say last year or even at the start of this year? Thanks.

Fritz Holzgrefe

Jordan, that is something we pay particularly close attention to, the performance of the new facilities. To date, we have been pleased with it. I think based on our historical experience with openings, frankly, the environment that we open these facilities in has been a little bit softer than it was historically in terms of what the performance we have seen it at. Although they improved year-over-year, they are still below the company average in total, but we are continuing to make progress there.

I think that is part of what you are going to see, frankly, into Q4 and into next year is the continued improvement in those markets as we develop maturity, develop those customer relationships, customers experience, the kind of service we are able to provide out of the newer facilities. So, I think that from here, we would continue to expect that to accelerate.

We are pleased with the growing profitability in those terminals, for sure. There is still runway there for us, though, so they are not where they need to be.

Matt Batteh

The other thing we track with that, Jordan, is on the revenue per shipment. The way that we're able to improve those 2,000 transit lanes, and that's just the first batch, we're going to continue to do that, but that's density build in the network. At the beginning, when you open these facilities, you often don't have enough freight to move direct and to a destination, so it's got to go back to a break, get offloaded and aggregated with more freight. When you've got density and that starts to build, you're able to run that more directly. So, you see that in the handling and the touches, you see that in the revenue per shipment, where we're able to charge more because part of it is being applicable or faster on the transit time. So, it's all encompassing.

Like Fritz said, those aren't where they need to be yet. They're not where our legacy markets are, but that's part of the journey. We're pleased to see it.

Jordan Alliger

Great. Thank you.

Operator

The next question is from Stephanie Moore with Jefferies. Please go ahead.

Stephanie Moore

Thank you. Good morning, everybody. Maybe just turning to the pricing question here, I'd love to get your update here on how we should think about the opportunity for you guys to further narrow the pricing gap versus peers. Then obviously, with contractual renewals accelerating here that you called out, I think you said double digit renewals, how much of that is being driven by your own specific actions? And if so, what are you guys doing behind the scenes? Also, how much of this is just being driven by just a more supportive pricing environment? Thanks.

Fritz Holzgrefe

Our internal organization focus is strictly around the customer. It's all about service. Service is about improving. If you look at our claims number that we highlighted, 40% improvement year-over-year. You see the new terminals, the introduction of the improved transit times and 2,000 lanes, all of those give us an opportunity to provide better service and a better experience to our customers. Those things all lead to supportive pricing opportunities. Certainly, the environment that's out there I think is positive, but customers are also more demanding than ever because they're dealing with inflationary costs, they're dealing with their own supply chain challenges and those sorts of things. So, they need somebody that's got higher levels of reliability, and I think we can deliver that for them.

That puts us in a position that when our team gets in front of the customer, they've got something that they can sell. They can sell a network that is much closer to the customer than it's ever been, performing at a very high level, record low claims. All those things add up to supporting the pricing thesis. If I look across the landscape and you can see where the national market is for all the national players, you can see that Saia is doing a great job, but there's an opportunity for us to continue to push the pricing.

Frankly, the service levels that we've been providing, I think, support that.

Stephanie Moore

All right. Thank you, guys. Appreciate it.

Operator

The next question is from Chris Wetherbee with Wells Fargo. Please go ahead.

Chris Wetherbee

Good morning. I wanted to talk a little bit about optimizing the mix and as we think about it the weight per shipment. You guys obviously have been ringing that up quite a bit. It looks like it's also trending up well in the fourth quarter, at least in October so far. Can you talk about where you are, and I don't know if that maybe is sort of talking about the new terminals versus the old terminals and just get a sense of bringing that mix to where it needs to be, how much more you might need to see weight per shipment move up before you guys feel like you got the right balance?

Matt Batteh

That's a good question, Chris. When we think about it, there isn't the ideal shipment. Certainly, a higher weight per shipment, as we all know, delivers greater demands on our network in terms of greater space utilization, filling up trailers, greater difficulty around handling it. So, it's really critical that we find the customers. We know there are increased costs that comes along with all those things, but it's critically important that we find customers that say, "Look, we need to have an LTL partner that is going to be able to deliver on time with damage-free." And those customers are the ones that are really going to support our value proposition.

Now, certainly, that can be a higher weight per shipment customer. It can also be customers that have very high demands, and have low weight per shipment, maybe one and two day service. But it's critically important in those businesses that they have a partner that delivers on time, damage-free. Those things are, in that scenario, that customer values that. So, I don't know that there is a perfect mix of business in the sense of what's the length of haul or what the weight per shipment is. It's the customer that says, "Saia is doing a great job.” That's the partner we need to have, and that's the customer that is willing to pay for that service.

It can come from a range of customers. And I point that out because I think that's critically important. As we have been able to shift and evolve this network and we're adding the improving transit times for 2,000 lanes, certainly that benefits the higher weight per shipment customer, but that also benefits the one and two-day service customer who absolutely needs to have something done on time. Maybe their weight per shipment is only 500 lbs or 700 lbs weight per shipment, but they say, "I value that investment in network" because we can provide performance for them, and that is a customer that's willing to pay for that service.

So, there isn't a perfect case study around what it's got to look like. It's more about what's the customer say, “I need to partner with somebody that's providing a very high level of service.”

Chris Wetherbee

Okay. That's super helpful color. Appreciate that. Maybe big picture, if we just zoom out a little bit, now that you feel like you're making some progress on the yield front, as we look at 2027 or maybe just bigger picture longer term, what do you think the rate of the incremental margins of this business will be, assuming we're in a positive tonnage environment like you guys are putting up? What can we expect the sort of incremental profitability to look like?

Fritz Holzgrefe

Well, our expectation is that it continues to improve. If you think about even just the guide we just gave for the fourth quarter, we think there's an opportunity to grow OR year-over-year by over 200 basis points, and I think that opportunity for us to drive profitability in the business is pretty compelling. As we have the opportunity to scale the network, the incremental margins in the facilities that are ramping, the incrementals there should continue to improve; those are all beneficial.

I think this is all the path to that sort of sub 80 OR. Timing, the external markets, those are some things that we can't control. But I do know that as I look at close in, our execution is pretty high, the service is very high, and we're getting some traction around pricing, so that leads to what looks like a pretty good fourth quarter for us and into next year.

Chris Wetherbee

Okay. Appreciate the color. Thank you very much.

Operator

The next question is from Ken Hoexter with Bank of America. Please go ahead.

Ken Hoexter

Good morning.

I know you're looking to fill out density. Is this the phase, post the Northeast expansion, where you've made upfront commitments, and now we should look for CapEx to fill in density on a nationwide basis? I'm just wondering how we should think about CapEx. Is it going to be lumpy? What your needs are going forward. Thanks.

Fritz Holzgrefe

With respect to our total network, what you think about from here is that if you go back to the days of the Northeast expansion, we built out, put terminal leadership, regional leadership in place. As we developed those markets, we were able to drive some really strong, robust returns. I think the environment that we've been operating in with the facilities that we've opened, we haven't had sort of the stronger backdrop to drive those returns. But, nonetheless, we had to put in leadership in these new facilities, the appropriate driver and support teams in place to take care of the customer because that's part of it.

Now, I think what you're seeing, and Matt pointed it out in his remarks about the improvements in those facilities, and I think we see the incrementals on those facilities start to approach what we saw in the Northeast. I think, frankly, over time the rate of improvement in those should accelerate. We like the performance of that, and we think the customer experience has been good and continues to improve. So, I think all those things portend to improved incremental performance out of those facilities.

Ken Hoexter

Great, maybe a little adjustment, but I was talking more about the thoughts on CapEx needs. Given you're driving free cash flow for buyback.

Fritz Holzgrefe

No problem, Ken. I left that part out. Listen, at this stage, as we continue to drive profitability in the business, we're going to generate cash flow. I think anybody who's running a model around where Saia is understands that the ability for us to generate cash flow is really positive. I think that we've done a good job managing the balance sheet. There are investments that we're going to have to make in the business, but we're in a position now where the appropriate utilization of the shareholders' capital here is we got to make decisions. it's an attractive market, those are the ones that get us incremental returns that help us fill the network from here. Certainly, we're going to make those investments, but as we drive profitability, we're generating cash, and there's an opportunity, where appropriate, that we can make the necessary returns to shareholders.

So, we think that's part of developing profitability of the business. I think that is something that we knew that was a big potential of the business for a while now. We just feel like at this point, we're in a position we can make the announcement we did. That's not to say we don't have investment opportunities, but I think we've got the opportunity now, where we're better positioned to make all the choices to allocate the capital appropriately.

Ken Hoexter

Fritz, just to follow up on, you got some mix questions before on pricing and impacts and talked about weight per shipment, but how about the customer type? From your peers, we hear a lot about going after SMBs or local customers, maybe different end markets. Can you talk about that and if that's having an impact on your pricing or if that's part of the process at this point, or just still focused on national accounts as you enter new markets?

Fritz Holzgrefe

I think we're focusing broadly across the national network now, and I think that's important. That can be a regional account. That can be a national account. It could be a partner in a 3PL. But most importantly, these are all customers that understand the value of that 219 terminal network. That's really important. They understand the value of the service that they're getting, and what we can provide for them. So that can, sort of, be agnostic to industry. Certainly, there are industries that we benefit from. You see the data center business, I think we're exposed there a bit. That's helped drive some profitability. But frankly, the one consistency when you go across all industries is the people that really value an LTL partner that can provide a high level of service. That can be any number of industries, but we're pleased to see that it's been kind of a national sort of success.

Matt Batteh

Being in the market is critical. I think it might have been Chris's question earlier where we talked about that. At 219 facilities today, we get more seats at the table with customers. We get the opportunity to solve more problems in the conversation around, "Well, you can't do this for me." But that's less now than it's ever been. So, every day at Saia is an opportunity to have a better discussion with the customer about what problems we can solve for them.

That's why Fritz gave the stats in his comments about the door capacity and the terminals that we've opened. Not just opened but relocated and expanded over the past number of years, that's capacity for a customer. That's our ability to service them. So, being in the market really matters, and we're getting the chance to be on equal footing with everybody else, which we're really excited about.

Ken Hoexter

Great, guys. Appreciate the thoughts and insight.

Operator

The next question is from Richa Harnain with Deutsche Bank. Please go ahead.

Richa Harnain

Good morning, Fritz and Matt. Thanks for the opportunity. First, I just wanted to get some clarifications on the OR outlook. I'm just curious about what you've assumed for November, December as a normal seasonality. From a year-over-year perspective, would that mean something similar to the 10% in October or maybe lower? I know your comp gets tougher. Then would love to understand what's also assumed for fuel and that sort of thing.

Matt Batteh

Sure. From a seasonality standpoint on the shipment side, from here we're expecting normal seasonality. Typically, what you'd see is, obviously, as you get into the holiday months, things slow into November and then again into December, but the guide implies and expects normal seasonality.

On a fuel side, the guide embeds fuel that's sort of on an October average, is how I'd frame that. So, fuel hanging in an October average, shipment levels at seasonality. You're right on the comps, they move around a little bit into November and December, but broadly from a sequential basis, what we're expecting in the guide is normal seasonality.

Richa Harnain

Okay. On headcount, I wanted to clarify. So, I think you said it was down. Tonnage is up a lot. Very impressive. I guess, how are you doing that? How much excess capacity do you have? How long does that kind of algo work that way before you probably need to start adding more headcount?

And then longer term, Fritz, I think you said over 200 basis points of margin expansion. I know that's the guide for Q4, but it was also implied that this could be something that occurs for 2027. Is that a preliminary view or what were you trying to say there?

Matt Batteh

I'll start with the headcount part. So that's right, we've made a lot of investments in our network and linehaul drivers. So, if you exclude that, the headcount number is down a little bit. Same thing if you exclude the impact from the five new terminals that we opened in Q2.

But part of building a network in density is a scale opportunity. So, you have the people in the new markets before the volume comes. You have to be in the market, and you have to provide great service, but a new market is not as dense on the pickup side as a legacy facility would be. So, over time, you get the opportunity to scale and leverage those investments that you always have to make when you open a facility. You can't open them without people, you have to provide service for a customer.

We're making strategic investments depending on what the volume environment looks like as we get into next year. There's probably going to be some adds. We've got more opportunities to continue to optimize our network, but we are very diligent on what that looks like. We've been pretty restrictive on that for the number of quarters. But service is important, and we're going to continue to make those investments. But we'll see what the environment deals us in the early part of next year to see where headcount goes.

Fritz Holzgrefe

I would just add, just on the comments about next year, I think we're going to see continued improved performance into Q4. I think the incrementals will be good year-over-year. I'm expecting that to continue into next year.

Can we hit our long-held goal of 200 [basis] point OR improvement on an annual basis? Depending on what the environment deals us, I think we could. Frankly, I think we could do better than that. At the same time, let's see how it develops. I know close in, I like what we're seeing from a core execution perspective for the customer. I like the trends that we're seeing around our revenue per shipment. That's important. You put those things together, and I look at these facilities that we've invested in, we're able to generate returns, and we're seeing growing operating income and improving OR there, those all portend to next year kind of OR expansion. So, I like the trends that we're on right now. I think that those are all positive.

Richa Harnain

Great.

Operator

The next question is from Tom Wadewitz with UBS. Please go ahead.

Tom Wadewitz

Good morning. I wanted to ask you a little bit on the cost side. I know you've got, obviously, with capacity expansion you're going to add costs and add capacity, but if you look at a kind of like-for-like basis, what does inflation look like in terms of, I guess you got probably some wage inflation, some group health, that type of thing, but maybe some incentive comp that's stepping up as well? So, if you have some thoughts on that, then would you expect that level of inflation to decrease when you go to next year?

I think the second question, or another important element would be, you talked a little bit about purchased transportation and outsourced linehaul miles. That's something where it seems like that's been reasonably well controlled, but obviously truckload rates are going up a lot or have gone up a lot. I am just wondering, timing of your reprice of that or your contracts, is that something we should contemplate in terms of there might be a step change for you in the future, or is that different? So, a couple things there, but also just rail versus truck in PT, it sounded like there was some nuance there. So overall inflation and how we got to look at it, and then just kind of more unpacking on PT. Thank you.

Matt Batteh

Sure. I will start with the inflation aspect of it. I mean look, every line in this business is expensive. If you had to provide great service, you got to have a best-in-class team, you have got to have equipment, facilities, have best-in-class benefits, and all of those are expensive. So, we are going to continue to work hard on efficiency, productivity, optimization, every single piece of that, in the hopes that we can mitigate the cost inflation. But the nature of this business is inflationary, it is a high asset intensive business that requires investment.

So, I would expect cost inflation to continue. I do not see a reprieve on things like health insurance and benefits. Those are part of our strategic investments in our people to provide great service. We are going to continue to work hard on that, but I would expect cost inflation, wage increases, those are just part of the ongoing nature of the LTL business.

From a purchased transportation side, so the underlying rate per mile increase ex fuel, if I just look across the entire base, was about 4%. Obviously, that's really well controlled compared to what you are hearing out in the environment. The way that we use PT is strategically. We are not in the spot market. The way that we use it is as an extension of our network. We will not use it if it does not make service. That's the number one gating factor for us. We do use rail, rail is very cost advantaged. Over the years, if you look, we have had the opportunity to use more of that with a wider network. As a percentage of the PT miles, that's approaching 40% of miles.

As the network builds density and we get the opportunity, if you look at our map, we have double digit market share in our Houston markets and Texas, where we have been the longest. As that expands and we build more density, we will have opportunities to insource some of that. But we believe that we use it effectively, and PT is part of how we operate our network. But I like to use rail where we can. We have been able to use that more over the past several years, and you saw that in this quarter as well.

Fritz Holzgrefe

I would just add on top of that, Tom, is that the optimization model you are running, and Matt walked through exactly how we think about this, but in our prepared remarks, we noted that we actually increased the number of headcount in our linehaul team. The reality, what that is, is the optimization model said that basis external, using truck PT or rail, we found it was cost optimal in some lanes to actually hire more people internally to insource that. So that equation around, all right, is the service match and then what is the optimal cost structure, that will continue to evolve over time. That is an important part of how we manage the cost structure.

When we look at our cost structure, I think we are pleased with how we performed on managing cost in the quarter, if you look at our weight per shipment is up, the complexity of the freight that we are handling has increased. All those things would lead to higher levels of cost, and I think we have managed it pretty well, in part because we know how to use PT and run the optimization models around that.

Tom Wadewitz

Just to make sure I understand that there is not an intention really to very meaningfully outsource linehaul miles from where you are, you are kind of comfortable with that? Then on the contractual piece, if your truckload is contractual and well controlled to 4%, would also imply contracts would expire at some point. So, I do not know if they are just kind of mixed through the year, so you do not really see a bigger impact, or if there is kind of a time frame that they tend to expire that you might see a little greater step up?

Fritz Holzgrefe

They are mixed through the year, Tom. But I would tell you that our focus, and it always has been, is that we need to get the OR in this business below 80%. So, we are going to take the cost optimal way to get us there, and that is going to require us to figure out ways to best manage our network cost, moving freight between the 219 facilities.

So, if we find that the contractual environment for PT partners is increasing at a rate that does not make sense for us, our solution to that, or the way we would manage that, is we probably insource with more of our own drivers in certain markets, maybe tap rail in certain markets we can, and that is all part of the equation. So, if I look at the opportunity around what Saia has, it's continued to leverage that cost structure to do a great job servicing customers, but the real value driver in the business is really getting the pricing and mix where it needs to be, and I think that's what gets us to the low 80s OR and beyond.

Tom Wadewitz

Okay. Great. And nice to see the share buyback program too, and the capital discipline. Thanks for the time.

Operator

The next question is from Brian Ossenbeck with JPMorgan. Please go ahead.

Brian Ossenbeck

Good morning, guys. Thanks for taking the question. Maybe you can put a little finer point on the difference in the performance of the legacy and the ramping terminals, how that gap has changed throughout the year, where you expect it to be in the fourth quarter. Because it still seems like there's quite a bit of improvement there, and I don't know if that's going to be something that improves ratably, and I guess, frankly, how big that gap is right now between the two.

Matt Batteh

We are certainly pleased to see the progress. Year-over-year, those newer or ramping facilities improved 40 basis points year-over-year. They are operating in the low 90s, and they are making progress. But importantly, they are starting to build density. An uplift helps those a lot. As I mentioned before, you have the natural cost, and that is part of opening a facility. You have to have a terminal manager, you have to have a sales staff, you have to have people that can service the customer. And those facilities are generally not as dense, they are generally not as efficient in their pickups early on because they are in newer markets. So, there is still a bit of a gap to be expected, but they are going to continue to march themselves forward.

I would point to a few things that are extremely important for us. Those are going to continue to march their way, but those facilities also benefit the legacy facilities. We have seen countless examples, number one, we are getting more seats at the table, but we have seen countless examples of a customer being willing to give us business in a legacy market, areas that we have covered for years, because we can also cover a new market. So, that is ease to the customer, that is the ability to say, "You know what, Saia, you can handle all these locations for me, I am going to give you a shot at this business." So, we look at them and we measure them independently, and they are going to continue to drive strong incrementals.

But the opportunity is in the remainder of the business as well, and I think you are seeing that in the outsized revenue per shipment growth, the volume growth in the lanes that we improve transit times. The more that we get like for like and have the ability to compete on a real basis, that is critical. So, they are going to continue to march their way, but they also impact the legacy facilities as well.

Brian Ossenbeck

Would that be more of a step change when you hit, I do not know, critical mass or critical density? Just trying to figure out how that could look in the future. Then maybe just to follow up, Fritz, you mentioned, I guess, kind of relatedly, there is still some mix shift bouncing around in the West Coast area. Just want to understand what that was, because it feels like it has been out there for quite some time and still seems like it is a headwind.

Fritz Holzgrefe

What I would just point out, Brian, with the West Coast, it was still down. L.A. region was still down a bit year-over-year, kind of low single digits. So, that's a higher revenue per shipment for us. That's a bit of a mix headwind. I think it's just kind of the nature of that market right now, at least as it relates to what freight that we think makes sense in our network and the customers that might be interested in working with us, so that's probably part of it there.

I think that over time, what I'm excited about is that the rest of the business is doing pretty well. So that's a continued opportunity for us.

Matt Batteh

That's right. On the other piece, Brian, on the step change, a stronger backdrop certainly helps those where you've got a driver in a new market that may be going out and getting 7 or 8 shipments every time he goes out on a route; a legacy facility may be 12-15 and very market dependent. So, an uplift certainly helps with that, but we're going to continue to push our way there.

It's just work, right? It's execution. It's the opportunity to get in front of a customer and get the opportunity to do a great job, handle their freight, and get a second shipment the next day. So, it's execution that's really going to drive that.

Brian Ossenbeck

Okay, guys. Thanks for your time. Appreciate it.

Operator

The next question is from David Vernon with Bernstein. Please go ahead.

David Vernon

Good morning, guys, and thanks for having me on. I wanted to ask about the rev per bill focus. Obviously, I think I understand the more revenue you get per stop, then your cost is kind of the same to make a stop; you should be getting some leverage out of that. I'm just wondering whether the heavier freight is priced for the extra work it's adding. The lack of margin leverage, I guess, to the tonnage number is really what I'm trying to get at, and whether there were any temporary or transitory things getting in between the tonnage growth and actual margins in the quarter, or how we should think about that relationship maybe for 2027?

Matt Batteh

Well, like Fritz talked about earlier, we're interested in finding the customers that are willing to pay for the service that we provide. The tonnage shift and the heavier weighted shipments, they often come with more handling units and having to do different things to service that for a customer. But over time, we feel like finding the right mix of business in our network is going to drive the incremental margin opportunity, the OR opportunity for us. All else equal, on a heavier weighted shipment, you get paid more for it. But keep in mind that a heavier weighted shipment that's in a one and two-day market is different than one that may have been coming out of an L.A. market that Fritz just talked about; that's still down a little bit.

There is extra cost associated with handling them, but it's also an opportunity for us to be more embedded with a customer and have the message of, "We're willing to continue to do this for you, but we also want an opportunity to handle your heavier weighted shipments as well." So, there's increased cost associated with it, but we're finding the right mix of business that works best in our network.

Fritz Holzgrefe

I think there is opportunity to continue to drive the incrementals even on the heavier weighted shipments. Part of that is getting additional density with the customers. That's part of it there. I think in the third quarter, the cost headwinds that we highlighted in there and that sort of discrete period, those were all headwinds to us into the incrementals there.

If you look at what we're thinking about or what we've guided into the fourth quarter, we're expecting kind of the mix of business that we have presently to continue on a sort of seasonal basis. And with the OR improvements that we're expecting in Q4, those are reflective of incrementals there. So, I think you're going to see some better leverage performance out of that into the fourth quarter and into next year, so that's something we're monitoring closely and closely attuned to because that certainly heavier weighted shipments, although there are a lot of things you like about that, also adds network complexity and you have got to make sure that you've got that priced accordingly. So, we like how it lays out for us into Q4 and beyond.

David Vernon

All right. Thanks for that. With hiring, the labor market is obviously very tight right now. Is that maybe adding to incremental cost pressure? I'm sure it is in purchased trans. I'm just wondering, as far as the expansion that you're having, the marginal costs that you're adding, is that coming in at a higher rate that's also maybe kind of contributing in the short term here?

Fritz Holzgrefe

I think that's pretty minor in the whole scheme of things where we are having added hiring costs. I think that the one nice thing about some of these newer markets is we are scaling in those markets as we're adding volume, but we have got to continue to drive the incrementals in those, in the newer facilities. I think that's probably going to really help us address the incrementals over time as we continue to leverage those facilities.

David Vernon

All right. Thank you for the time.

Operator

The next question is from Eric Morgan with Barclays. Please go ahead.

Eric Morgan

Good morning. Thanks for taking the question. I just had one on service. Great to see the tangible improvements in claims ratio the last couple of quarters. I think you saw the lower claims and insurance expense in the P&L as well. I was just wondering, with the Mastio results coming out recently, if you have any new insights into where you have further opportunities to make progress or just where you think it should be focused to kind of take that next leg up on service outcomes.

Fritz Holzgrefe

I think all the investments that we're focused on right now, whether it be the REV initiative that we talked about, and the REV initiative is an interesting opportunity for us because improving transit times and predictability are all things that customers really value. As you build density, you're able to do that, which also has a cost benefit as well. So, a little bit highlighting some of that leverage opportunity from the last question.

As we continue to develop those, it does two things. It certainly provides great value to the customer because they've got a more predictable service that they like to see. They also, on the cost side, that's a benefit.

We track very closely our internal service performance. Our Net Promoter Score is up 15%, and those are with customers that we do a lot of business with, so I feel like that's great feedback. I also think we look at the markets where we'll be able to grow and grow both volume and our shipments and tonnage, and that's reflective of customer acceptance, which I think is also an important measure of what customers think about what they're getting for us.

With all that said, we're very, very intentional about how do we continue to drive our claims performance, drive that lower. I think there certainly are opportunities to continue to improve in those areas. We want to make sure we're easy to do business with. Part of that is establishing and getting the appropriate pricing in place. You do that, and then if that becomes less of a conversation with customers, they kind of understand where we are. So those are kind of all part of the experience.

Any sort of interaction with the customers, make that a positive experience. In the last year alone, we've redeployed all of our customer service functions to our field organization. The chief benefit of that are the people that may tap in and want to understand what's going on with their freight. Well, now they can talk to people actually in the field. So, we've made those investments over time, and it just takes time for us to kind of develop that, continue to develop that with the customer, and they understand the value in all that. It's an ongoing opportunity, but really pleased with the success that we've had, not only this quarter, but this year.

Eric Morgan

Appreciate that. Just a quick follow-up on the buyback program. I know you mentioned still needing to make investments, so I was just wondering if you had any early thoughts on where CapEx could shake out for 2027, and also just how you're thinking about any debt on the balance sheet? Thanks.

Matt Batteh

Obviously, a great opportunity for us to announce that and really driven by all the work and execution over the past number of years. On the CapEx side, we're still working through the final pieces of our plan in the next month or so, but probably 13% to 14.5% of revenue type number is fair. Like Fritz said in the comments, the big investment years from a real estate standpoint are behind us. There's obviously still some strategic investments that we need to make, and the flexibility and the opportunities ahead of us are still there, so that's probably a fair number. Longer term in the business, we feel like it's a 12% to 15% of revenue type number.

Obviously, very little debt on the balance sheet right now. We want to make sure that we have flexibility to take advantage of strategic investments that may come our way, but we feel like we're in a really good spot to be able to execute on both, and that's the main driver of the announcement or one of the main drivers of the announcement. But we feel like we're in a great spot.

Eric Morgan

Thank you.

Operator

The next question is from Bascome Majors with Stephens. Please go ahead.

Bascome Majors

Thanks for taking my questions. Fritz, two big Board level announcements with the buyback and adding Todd Fowler to the Board, can you talk a little bit about how long you've been deep in discussions of both those moves and what brought them over the finish line today? Thank you.

Fritz Holzgrefe

Sure. The capital allocation conversation is one that a good fiduciary sort of view of that is something that is an ongoing conversation. If you go all the way back to 2017, when we decided to do the organic expansion in the Northeast, that was a capital allocation decision. Do you look for an opportunity to buy a business and bolt it on, or do you do it organically? We got into that, felt like that was a pretty efficient use of capital to develop our skills around organic expansion, and we have done that.

Leading into the sort of generational real estate opportunity that the industry bankruptcy presented with us, at that point in time certainly we were looking at potential how do we allocate capital, because if you look at the balance sheet at that point in time, we were performing very well, had ample liquidity. We had a position that probably a shareholder return made sense then, but the industry bankruptcy got there and that was a generational opportunity. So, the appropriate deployment of capital clearly was there.

Since then, it has been about how do we get the industry or get our balance sheet back to where it has plenty of flexibility, a high-quality balance sheet. We look at our performance right now, and you have assessed that, and now is a good time to introduce the buyback program as we look at what the capital deployment opportunities are and where the profitability of the business is. So, I think that this has long been a Saia sort of how we approach our deployment of capital.

With respect to the Board, I think part of any good business over time, you are going to look for opportunities to continue to refresh the Board or refresh the leadership of the company, either developing people internally or whatever it might be. We all operate in a very dynamic environment, so having the opportunity to bring somebody of Todd's skill and background and add that to a strong Board, that only seemed to make sense for us. Over time, you are always looking for opportunities as you think about where the Board needs to be and how you refresh the Board, and people are not going to be on the Board forever, right? So, you want to be in a position where you have a good transition.

For us, these are things that do not come up in a matter of days. These are things that you look at over a period of time as part of your planning.

Bascome Majors

Thank you for that. Matt, if you could maybe add, we have talked about funding the buyback and how you have capacity to do that and meet your capital needs. Do you look at this as opportunistic, valuation based, or excess cash flow based? Will there be a matrix? Just any thoughts on how you deploy that tactically would be helpful. Thank you.

Matt Batteh

Sure. It is a combination of both. We are going to be opportunistic with this and do it where it makes sense. Number one, I think it is a signal of the long-term potential that we see in the business that we have long discussed and the execution over a number of years, but it certainly is our view of what the long-term potential in the business is. But we are going to be disciplined, we are going to be opportunistic around this. We have still got strategic investments to make in the business, and we want to have flexibility to do that.

So, we are going to be disciplined around this and do it where it makes sense and provide ourselves the opportunity to where if there are good real estate investments to make, we want to be able to take advantage of those to build out our network and keep the balance sheet in a good spot to be able to do that. So, it is really a combination of all those that you mentioned.

Bascome Majors

Thank you.

Operator

The next question is from Ravi Shanker with Morgan Stanley. Please go ahead.

Ravi Shanker

Great. Thanks. Just a quick one here. Obviously, we are now lapping the cycle inflection and kind of going into the second year of big rate increase from the TL side. I am just trying to get a sense of where you have a better idea of how much that correlates to LTL pricing as well. Given that some TLs are talking about double digits on top of double digits, do you feel like you should see a little more traction with LTL yields here, just given the rising tide?

Fritz Holzgrefe

Certainly, I think if you look at the overall structure of the TL market and what is going on there, those businesses industries are focused on TL. I think the downstream impact of the significantly smaller LTL space is that the players in the business that are handling freight in this mode of distribution are all LTL players, so I think that makes this a competitive LTL environment. So, focused LTL players in the space, you do not see the truckload sort of carrier participation, so I think that is one factor that is out there.

The underlying business in LTL is inflationary. Put fuel aside just for a second, we all know that is inflationary, but everything else that we touch is inflationary. Asset capital deployment is significant in this business. I think that bodes well for this sector of the transportation business. I think that structurally is sound. I still think over time we are going to see it develop as the freight market continues to improve broadly. So, we like where Saia is positioned, and we like what our opportunity and runway is.

Ravi Shanker

Understood. Thank you.

Operator

The next question is from Ari Rosa with Citigroup. Please go ahead.

Ari Rosa

Hi, good morning. So maybe continuing on that line of questioning. I think the last time we spoke, Matt, you mentioned that customers have been a little bit more receptive to pricing actions. Correct me if I'm mistaken on that, but I believe that was kind of what you said. I just wanted to get confirmation on that and understand how much of that you think is unique to Saia and some of the better service levels that you're providing, and how much of that is just a reflection of the broader industry environment and maybe capacity being hard to find, and especially, high service levels being difficult to find? Thanks.

Matt Batteh

Sure. Well, I don't know that any customer ever loves a price increase, but as we look at the investments that we've made in our business and our ability to provide service to customers, we are able to have better discussions with them about the value that we're providing. We're able to cover every market, we're able to provide part of that REV initiative as an automated guaranteed 10:00 A.M. delivery, the first in the industry. We're able to provide solutions for them to meet their needs. So, the discussions, while always challenging and back and forth, is all about the value that we're providing and the ability to provide service to them like for like with everyone else that's national. So, customers want service reliability, they want consistency, and the more that we're able to do that, it puts us on equal footing.

Now, truckload markets tightened, certainly. There's probably some modal switch where things are going into rail. As the overall driver capacity tightens, that has an impact in the ability to move LTL. No one's typically moving something LTL because it's the most cost-effective way to move freight, obviously, but it provides a very important role in the supply chain, and we're able to provide more solutions for customers in markets that we haven't always been in. So, customers, I would say, are more receptive because we're able to provide more problem-solving aspects to it, but we've got to continue to drive that.

Part of the growth strategy in having more terminals is that we're able to build density with customers. And there's a power of incumbency there. When you're handling a bigger portion of a customer's business, a larger share of their wallet, you're harder to change out if you're doing a great job. And we've got that opportunity ahead of us. The more customers that we can be in front of, the more problems we can solve. That's just more value, and it gives us a better chance to be able to drive rates.

The good news is everyone's focused on that, and that bar continues to climb, and we feel like we've got a lot of runway to continue to do that.

Ari Rosa

Do you feel like customers have become more receptive at an industry-wide level, though? You mentioned several times the inflationary cost pressures that everyone is experiencing. Do you think customers have understood that better and as a consequence it's maybe perhaps a bit easier to kind of have those conversations?

Fritz Holzgrefe

I think the conversations go a lot better when you can come in and say, "Hey, our claims ratio is down 40% year-over-year. We've added improved transit times in 2,000 lanes. We have invested in customer service in the field to support the customers' initiatives and their programs." I think all those things make for a more palatable conversation.

But as Matt pointed out, no one's really excited about a rate increase. But if you're delivering a very high level of service, you have an opportunity to be in that conversation. I mean, listen, if you can be reliable and a customer can count on you in their supply chain to really make money in their business, to drive the returns in their business, you have a shot to participate in that. The customer that comes to you and says, "Look, the only way we're going to be profitable is if we have cheap LTL," that's probably not a customer that's going to make a lot of sense for Saia. Somebody's going to be very demanding of it. Last week, we had a big national account that awarded us Carrier of the Year. When they came in and they talked to us and they explained why we won that, they didn't talk about low rates. They talked about, "We know that we're incredibly demanding, and you achieved and exceeded our expectations." That is an opportunity for us to make sure we're compensated for that significant investment we made to support that customer's success. So, that conversation is stronger when you've got a national footprint, high level of service; those all help that conversation.

Ari Rosa

Very helpful. Thank you.

Operator

This concludes our question-and-answer session. I would like to turn the conference back over to Fritz Holzgrefe for any closing remarks.

Fritz Holzgrefe

Thank you, operator, and thanks to all that have called in. At Saia, we believe that our value proposition to the customer continues to be significant, and we look forward to talking about the success we will achieve in the quarters and years to come. Thank you for your interest.

Operator

The conference is now concluded. Thank you for attending today's presentation. You may now disconnect.